Exhibit 10

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT and Plan of Reorganization ("Agreement") is dated as of the 17th day of August, 2000, by and among TRIMEDYNE, INC., a Nevada corporation whose office address is 2801 Barranca Road, Irvine, California (herein referred to as "Trimedyne"), and Mobile Surgical Technologies, Inc., a Texas corporation whose principal office address is 3831 Royal Lane, Dallas, Texas 75229 (herein referred to as "MST"), and STEPHEN A. ANDERSON AND WILLIAM J. SCHUBERT, JR., whose addresses are shown on the signature page hereto and who are herein jointly referred to as the "Stockholders".

                                    RECITALS

         A. Trimedyne desires to acquire from the Stockholders one hundred percent (100%) of the shares of common stock (the "Shares") of MST in exchange for Trimedyne common stock in the amount and upon the terms and conditions set forth herein, and

         B. The parties hereto desire to set forth certain representations, warranties and covenants made by each other as an inducement to the exchange.

         NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:


                                    SECTION 1
                                EXCHANGE OF STOCK

         1.1 Exchange. Subject to the terms and conditions herein and at the closing provided for in Section 1.5 below (the "Closing"), the Stockholders shall endorse, assign, transfer and deliver to Trimedyne all of their shares of MST stock, representing all the issued and outstanding shares of MST stock. The transfer of the Shares to Trimedyne shall transfer to Trimedyne full ownership of all of the personal, real and intellectual property known as the business of MST (the "Business"), subject to existing liens thereon. On the same date, Trimedyne shall issue and deliver to the Stockholders the number of common voting shares of the capital stock of Trimedyne as determined in accordance with
Section 1.3 below. Such stock shall be divided between and registered to the two Stockholders in the percentages set forth following their respective names on the signature page hereto.

         1.2 Registration of Stock. Prior to the Closing Date, Trimedyne will register under the Securities Act of 1933 and amendments thereto, at its own expense, the shares of common voting stock to be delivered at the closing.

         1.3 Exchange Price. Provided the Closing (as that term is defined in paragraph 1.5 below) occurs on or prior to January 15, 2001, the aggregate market price of the Trimedyne stock to be exchanged will be One Million US Dollars ($1,000,000). In the event, however, that the Closing is delayed past January 15, 2001, then the aggregate market price of the Trimedyne stock shall be $1,000,000 plus the sum of all principal paid on equipment purchase and lease obligations of MST during the period from January 15, 2001 to the date of

Closing. The number of shares of Trimedyne's Common Stock that shall be issued to the Stockholders shall be determined by dividing the total exchange price (that is One Million Dollars, and in the event Closing is delayed, then plus the principal payment reductions described above) by the average closing price of Buyer's Common Stock on the Nasdaq National Market System during the five (5) trading days prior to the Closing Date of this transaction. In the event, however, that the average closing price so determined is less than $2.00 per share, for purposes of this exchange, the shares shall be valued at $2.00 per share and the exchange shall be effected accordingly unless the Stockholders, in their sole discretion and option, then elect and notify Trimedyne in writing that they will not accept the Trimedyne stock by reason of such lower market price. In such event, this Agreement and Plan of Reorganization shall be thereupon terminated and become null and void.

         1.4 Liabilities and Obligations Assumed. Trimedyne shall assume any and all liabilities of MST which are a specific obligation of the Business, whether fixed, contingent or unliquidated, as part of the exchange consideration. Without limiting the foregoing, Trimedyne does not assume and shall not be obligated to pay or satisfy any obligation, debt or liability, contingent or otherwise, of MST, arising out of fraud, misrepresentation, illegal acts, malpractice or malfeasance occurring at any time from the inception of MST's business up to and including the time of Closing, or which is not a specific obligation of the Business.

         1.5 Closing and Delay. The closing of the stock exchange provided for herein (the "Closing") shall take place on the effective date of the registration statement covering the Trimedyne Stock to be issued to the Stockholders, but not later than January 15, 2001 if the conditions set forth in Sections 4 and 5 have been satisfied, or as soon thereafter as such conditions have either been satisfied or waived by the party benefiting from such conditions (the "Closing Date"). The Closing shall be at the offices of Trimedyne or at such other place as the parties shall agree and shall be effective as of 12:01 a.m. on the Closing Date.

         If Closing does not occur, for any reason, on or prior to January 15, 2001, the Exchange Price (as defined in paragraph 1.3 above) shall thereupon increase in the amount of $50,000. Further, if Closing has not occurred on or prior to the 15th day of each third (3rd) month thereafter, the Exchange Price shall further increase each quarter by Fifty Thousand Dollars ($50,000) more than the preceding payment (that is $100,000 on April 15, 2001, $150,000 on July 15, 2001, and so on). Provided the price of Trimedyne stock as determined in accordance with the provisions in paragraph 1.3 above is at closing not less than $2.00 per share, additional shares shall then be issued equivalent in value to the applicable price increase. In the event, however, the Trimedyne stock price, determined as above provided, is less than $2.00 per share and the Stockholders have nevertheless elected to accept the Trimedyne stock and complete this exchange transaction, then, in such event, all applicable price increases accrued in accordance with this paragraph 1.5 shall instead be paid in cash at Closing. Such amounts paid to the Stockholders shall be divided and made to them in the percentages set forth following their respective names on the signature page hereto.


                                    SECTION 2
                  MST REPRESENTATIONS, WARRANTIES AND COVENANTS

         MST and the Stockholders represent and warrant to Trimedyne as of the date hereof and as of the Closing Date as follows (all representations and warranties being joint and several):

         2.1 Good Standing. MST is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas duly authorized, qualified and licensed under all applicable laws and regulations to conduct its business in the places and in the manner now conducted.

         2.2 Corporate Authority. MST and the Stockholders have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement, and this Agreement constitutes the valid and legally binding obligations of MST and the Stockholders and is enforceable against these parties in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. This Agreement has been duly and validly approved by the directors of MST. Effective as of the Closing Date, all of the Directors of MST shall resign unless otherwise requested by Trimedyne in writing and the Directors have agreed to continue to serve in such capacity.

         2.3 Consents and Approvals. No consent, waiver, authorization, or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and no declaration to or filing or registration with any such governmental or regulatory authority, is required in connection with the execution and performance of this Agreement by MST.

         2.4 Authorized/Outstanding Capital Stock. The authorized capital stock of MST consists of 10,000 shares of common stock, no par value. A total of 1,000 shares of MST Stock is issued and outstanding as of the date of this Agreement and there will be no further stock issued and outstanding as of the Closing Date. All outstanding stock is held of record and owned by the Stockholders. No equity securities of MST shall be issued and outstanding at the time of the Closing other than the Shares. All issued and outstanding shares of MST have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any lien, encumbrance and/or right of rescission, and have been issued in compliance with all applicable laws. There is no liability for dividends accrued and unpaid by MST.

         2.5 Litigation. There are no claims, actions, suits, proceedings, disputes or investigations pending or, to MST's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against MST or the Stockholders involving, affecting or relating to the Business or the transactions contemplated by this Agreement. Neither MST, the Stockholders, nor the Business is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator.

         2.6 Title. As of the Closing, the Stockholders will be the sole owners of all right, title and interest in and to the Shares, and no other parties have any rights or interests, directly or indirectly, in the shares or the assets of MST or the Business, except those disclosed to and accepted by Trimedyne. As of the Closing Date, the Stockholders will have the legal right to transfer the Shares as set forth in this Agreement, and they and MST will have not executed any agreement which is in conflict with the terms of this Agreement.

         2.7 Accounts Payable. MST shall, at Closing Date, be current (ie. not past due) in monthly payments on its accounts payable and its account with Trimedyne shall be paid in full.

         2.8 Agreements, Judgments and Decrees. MST represents and warrants that it is not subject to any agreement, judgment or decree which could materially and adversely affect its ability to satisfy its obligations hereunder.

         2.9 Subsidiaries. MST has no subsidiary and holds no other interest in any other business enterprise.

         2.10 Financial Statements. MST has delivered to Trimedyne copies of its financial statements as follows: a) Balance Sheet and Profit and Loss Statement for the calendar year ending December 31, 1999; and b) interim financial statements for the periods ending March 31 and June 30, 2000. When available, if prior to the Closing Date, MST shall deliver to Trimedyne financial statements for the quarter ending September 30, 2000 and all subsequent quarters through the Closing Date.

          The Financial Statements a) are in accordance with the books and records of MST and b) fairly and accurately represent the financial condition of MST at the respective dates specified therein, and the results of operations for the respective periods in conformity with GAAP applied on a consistent basis.

         2.11 Absence of Certain Changes. Following the reporting dates mentioned in the preceding paragraph, MST has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the cited dates. Since the December 31, 1999 date there has not been a material adverse change in the MST business, financial condition or results of operation.

         2.12 Employees. MST is not subject to a collective bargaining agreement with respect to its employees and is not subject to any current labor dispute.

         2.13 Corporate Documents. MST has provided to the Buyer complete and correct copies of all following described documents: (a) copies of MST's Charter Documents as currently in effect; (b) copies of its minute books containing records of all proceedings, consents, actions and meetings of MST's Board of Directors and Shareholders; (c) copies of its stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements; (d) copies of all material agreements, and all amendments thereto; and (e) all permits, orders and consents issued by any regulatory agency with respect to MST or any securities of MST , and all applications for such permits, orders and consents.

         2.14 Bank Accounts. MST will provide Trimedyne a list of the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which MST maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         2.15 Product Liability. MST does not have any liability (and, to the knowledge of Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property.

         2.16 Taxes. All federal, state, local or foreign, sales, withholding, payroll and employment taxes, fees, assessment or charges, including any interest, penalty or addition thereto ("Taxes") owed by MST to the date hereof have been paid and such Taxes accruing prior to Closing will be currently paid by MST in the regular course of business.

         2.17 Guarantees. MST is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other entity or person.

         2.18 No Brokers, no finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of MST in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any broker's or finder's or similar fees or other commissions from Trimedyne as a result of this Agreement or such transactions.

         2.19 Confidential Information. MST recognizes and acknowledges that it has and will have access to certain confidential information of Trimedyne, such as lists of customers, costs and expenses, and methods of operation that are valuable, special and unique assets of Trimedyne's business. MST agrees that it will not disclose such confidential information to any other persons, firm or corporation, association other entity for any purpose or reason whatsoever. In the event of a breach or threatened breach by MST of the provisions in this paragraph, Trimedyne shall be entitled to an injunction restraining MST from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Trimedyne from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                                   SECTION 3
                    TRIMEDYNE REPRESENTATIONS AND WARRANTIES

         Trimedyne hereby represents and warrants to MST and its Stockholders and covenants and agrees, as of the Closing Date, as follows:

         3.1 Corporate Organization. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified and licensed to carry on its business as it is now being conducted, and is qualified to conduct business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Material Adverse Effect (as defined below). It is not in violation of any of the provisions of its Articles of Incorporation or its Bylaws governing document. As used in this Agreement, the term "Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of Trimedyne and its subsidiaries, taken as a whole, or (ii) would prevent or materially delay its ability to consummate the transactions contemplated hereby.

         3.2 Corporate Authority. Trimedyne has the requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and Plan of Reorganization. The execution and delivery by Trimedyne of this Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Trimedyne and execution and delivery hereof is a valid and binding obligation of Trimedyne, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Common Stock to be issued by Trimedyne pursuant to the Agreement: (i) have been duly authorized, and will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws, (iii) will be listed on the Nasdaq National Market and (iv) will be issued free and clear of any liens.

         3.3 No Violation. Neither the execution, delivery nor the performance by Trimedyne of this Agreement and all agreements contemplated hereunder violates or will violate any provision of law, of any order, judgment or decree of any court or other governmental or regulatory authority, or of the charter documents or by-laws of Trimedyne, nor violates or will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of its properties or assets.

         3.4 Consents and Approvals. Other than requirements of federal and state securities laws, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Trimedyne of the transactions contemplated by this Agreement.

         3.5 No Brokers, no finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Trimedyne or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to receive any broker's or finder's or similar fees or other commissions from MST as a result of this Agreement or such transactions.

         3.6 Confidential Information. Trimedyne recognizes and acknowledges that it has and will have access to certain confidential information of MST, such as lists of customers, costs and expenses, and methods of operation that are valuable, special and unique assets of MST's business. Trimedyne agrees that it will not disclose such confidential information to any other persons, firm or corporation, association other entity for any purpose or reason whatsoever. In the event of a breach or threatened breach by Trimedyne of the provisions in this paragraph, MST shall be entitled to an injunction restraining Trimedyne from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting MST from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                                    SECTION 4
            CONDITIONS TO STOCKHOLDERS AND MST'S OBLIGATION TO CLOSE

         4.1 Conditions to Closing . The Stockholders' obligation hereunder to exchange their Shares to Trimedyne at the Closing is subject to the satisfaction, as of the Closing Date, of each of the following conditions, provided that these conditions are for Stockholders' sole benefit and may be waived by them in their sole discretion:

          (a) Trimedyne shall have delivered to Stockholders shares of Trimedyne Common Stock that are registered, the registration statement covering the stock being declared "effective" by the SEC. The amount of stock to be issued to Seller shall have a total value as specified in paragraph 1.3 above, determined upon dividing the total exchange price by the average closing price of Trimedyne's Common Stock on the Nasdaq National Market System during the five (5) trading days preceding the Closing Date. Each of the shares of said stock will be duly authorized and validly issued, fully paid and nonassessable and issued in conformity with applicable laws. There will be no preemptive rights in respect of any of said stock.

          (b) The representations and warranties of Trimedyne shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date), and Trimedyne shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing. MST and the Stockholders shall have received a certificate, executed by the Chief Executive Officer and/or Secretary of Trimedyne, and dated as of the Closing Date to the foregoing effect.

          (c) The Stockholders shall have received from counsel to Trimedyne an opinion dated as of the Closing Date, in form and substance satisfactory to the Stockholders, that the shares of Trimedyne stock issued and delivered pursuant to this Agreement are duly authorized and will be, when so issued, (a) validly issued and outstanding, (b) fully paid and nonassessable, and (c) registered under the Securities Act of 1933, as amended, and freely tradable.

          (d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated by this Agreement.

                                    SECTION 5
                  CONDITIONS TO TRIMEDYNE'S OBLIGATION TO CLOSE

         5.1 The obligation of Trimedyne hereunder to issue its stock in exchange on the Closing Date is subject to the satisfaction of each of the following conditions, provided that these conditions are for its sole benefit and may be waived by Trimedyne in writing at any time in its sole discretion:

               (a) The representations and warranties of MST shall be true and correct as of the date when made and as of the Closing as though made at that time and MST shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing. Trimedyne shall have received a certificate, executed by the President of MST and dated as of the Closing Date to the foregoing effect.

               (b) Trimedyne shall be satisfied with its business, legal, accounting, financial due diligence on MST prior to September 15, 2000. If notice to the contrary is not delivered to MST within three (3) days thereafter, then satisfaction shall be determined conclusive.

               (c) Trimedyne shall have received from counsel of the Stockholders an opinion dated as of the Closing Date, in form and substance satisfactory to Trimedyne, that MST is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified and licensed to carry on its business as it is now being conducted, and is qualified to conduct business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Material Adverse Effect. The shares of MST stock issued and delivered pursuant to this Agreement are duly authorized and will be, when so issued, (a) validly issued and outstanding, and (b) fully paid and nonassessable.

               (d) The Stockholders shall have delivered to Trimedyne's counsel all of MST's Shares, duly endorsed in blank or with duly executed stock powers, or a duly executed Affidavit and Indemnity
               Agreement for Lost Certificates, in form satisfactory to Trimedyne's counsel.


                                    SECTION 6
                                 INDEMNIFICATION

         6.1 Stockholders' Indemnification. The Stockholders hereby agrees to indemnify and hold harmless Trimedyne, and any person or entity controlling, controlled by or under common control with Trimedyne, from and against any and all claims, damages, liabilities, losses and expenses (including reasonable attorneys' fees) resulting from or arising out of (i) any breach by MST of any covenant, representation, warranty or obligation of MST contained in this Agreement or any agreement executed in connection with this Agreement, (ii) any liability or obligation for any injury to person or property arising from or relating to the use or misuse of MST equipment prior to the Closing Date.

         6.2 Trimedyne's Indemnification. Trimedyne hereby agrees to indemnify and hold harmless the Stockholders from and against any and all claims, damages, liabilities, losses and expenses (including reasonable attorneys' fees) resulting from or arising out of any breach by Trimedyne of any covenant, representation, warranty or obligation of Trimedyne contained in this Agreement.

         6.3 Notice of Claim. The party to be indemnified hereunder (the "Indemnified Party") shall notify in writing (such notification shall be
referred  to  herein  as  a  "Claims  Notice")  the   indemnifying   party  (the

"Indemnifying Party") within (i) 60 days after a claim is presented to the Indemnified Party or the Indemnified Party becomes aware of substantial facts that would reasonably appear to the Indemnified Party to be likely to give rise to a claim for indemnity hereunder, or (ii) five (5) days if the Indemnified Party receives formal notice of the filing of a suit, petition or claim or the scheduling of a hearing related to a matter which may give rise to claim for indemnity hereunder. Each Claims Notice shall, if feasible, contain a reasonable estimate by the Indemnified Party of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys' fees) which the Indemnified Party may incur. If Trimedyne is the Indemnified Party and delivers a Claims Notice to the Stockholders, and the Stock of Trimedyne described in Section 1.3 has not yet been issued, Trimedyne shall have the right to escrow an amount of its Stock equal to the amount claimed in the Claims Notice. The Stock shall be released from escrow and either delivered to the Stockholders or retained by Trimedyne depending on the final resolution of such situation. Such escrow shall be established with a bank or title company acceptable to Buyer and Seller, with neither party unreasonably withholding their consent.

         The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation; provided, however, in order to have the right to defend a claim and control the defense, settlement and prosecution of any litigation, the Indemnifying Party (i) must expressly acknowledge the assumption by it of all liabilities related to such litigation, including without limitation, the cost of such defense, settlement and prosecution of such litigation, and (ii) unless the Indemnified Party consents otherwise in writing, may only compromise or settle such litigation solely for money damages for which the Indemnifying Party shall be fully liable. If the Indemnifying Party fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf and for the account and risk of the Indemnifying Party. The Indemnifying Party will make available to the Indemnified Party or its representatives, at the Indemnifying Party's expense, all records and other materials in the Indemnifying Party's possession and all employees or agents of the Indemnifying Party required by the Indemnified Party for the Indemnified Party's use in contesting any such claim, and the Indemnified Party and its representatives agree that they will not use the Indemnifying Party's making available to them of any such material, or its agreement to do so, as a basis for asserting a waiver by the Indemnifying Party of any statutory or common law privilege the Indemnifying Party might have in any other proceedings, whether related or unrelated to the matter giving rise to the claim. If the Indemnified Party fails to notify the Indemnifying Party of a claim in accordance with the terms of this Section 6.3, and the Indemnifying Party is thereby materially prejudiced by such failure of notice in its defense of the claim, the Indemnifying Party's obligation to indemnify hereunder shall be extinguished with respect to such claim to the extent that the Indemnifying Party has been prejudiced by the failure to give such notice. The amount of losses for which indemnification is provided under this Agreement shall be net of any amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such losses.

                                    SECTION 7
                             ARBITRATION OF DISPUTES

         8.1 Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of the arbitration shall be Orange County, California. Each party shall bear its own costs and expenses including legal fees and an equal share of the arbitrator's and administrative fees of arbitration.

         NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO HIS
PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THE ARBITRATION PROVISION IS VOLUNTARY.

         WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF TO NEUTRAL ARBITRATION.

         Trimedyne:      _______    William J. Schubert:     _______

         MST:            _______    Stephen A. Anderson:     _______


                                    SECTION 8
                               GENERAL PROVISIONS

         8.1 Tax-Free Exchange. The transaction agreed upon herein is intended to qualify as a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code.

         8.2 Publicity. None of the parties hereto or anyone on behalf of any party shall issue or allow the release of any information, public statements or press releases regarding this transaction during the ninety (90) days preceding the Closing (either January 15, 2001 or any delayed closing date), except as may be required by law.

         8.3 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall promptly cause additional originally executed signature pages to be delivered to the other party.

         8.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         8.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         8.6 Entire Agreement; Amendments. This Agreement and the Schedules hereto, which are incorporated herein by this reference, and the instruments referenced herein contain the entire understanding of the parties and supercede all prior and/or contemporaneous agreements or understandings with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Trimedyne, MST or the Stockholders make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by all parties.

         8.7 Notice. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by nationally-recognized overnight courier or by facsimile-machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission). Each party shall provide prompt notice to the other party of any change in address. The addresses for such communications shall be:

                  If to Trimedyne:

                           Trimedyne, Inc.
                           2801 Barranca Road
                           Irvine, CA 92619-7001
                           Telecopy: (949)559-1330
                           Attention: President

                           with a copy to:

                           Heller, Horowitz & Feit, P.C.
                           292 Madison Ave.
                           New York, NY 10017
                           Telecopy: (212)696-9459
                           Attention: Richard F. Horowitz

                  If to MST and/or the Sotckholders:

                  To the addresses shown on the signature page hereof.

                                    With a copy to:

                                    R. Russel Rager, P.C.
                                    6400 Uptown Blvd., NE, Suite 550E
                                    Albuquerque, NM 87110

         8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, executors, personal representatives and heirs. None of the parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent may not be unreasonably withheld.

         8.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         8.10 Survival. All representations and warranties in this Agreement shall survive the execution and delivery of this Agreement and the Closing. All agreements contained herein shall survive the Closing until, by their respective terms, they are no longer operative.

         8.11 Further Assurances. Prior to and after the Closing, MST agrees to cooperate with any reasonable inquiry Trimedyne may have in connection with the Business. MST shall make available such personnel and books and records as Trimedyne may reasonably request in connection with any such inquiry. MST shall waive and quitclaim to Trimedyne any and all claim of any nature whatsoever that MST may now have or may later have in connection with the Business.

         Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

EXECUTED in duplicate counterparts as of the date first above written.

TRIMEDYNE, INC.                        MOBILE SURGICAL TECHNOLOGIES, INC.


By:________________________________    By: _____________________________________
Name:______________________________        William J. Schubert, Jr., President
Title:_____________________________        3831 Royal Lane
                                           Dallas, TX 75229



___________________________________    _________________________________________
William J. Schubert, Jr., -51%             Stephen A. Anderson - 49%
3831 Royal Lane                            3905 Centerpoint Rd.
Dallas, TX 75229                           San Marcos, TX 78666

             Signature Page to Agreement and Plan of Reorganization